[CalEnergy Company, Inc. logo appears here.]

CalEnergy Company, Inc.

CalEnergy Company, Inc.

Business Overview

o        Founded in 1971

o Early entrant in the competitive generation market. Focused low-cost/reliable service strategy

o        Largest independent geothermal power producer in the world

o Actively engaged in the development, acquisition and operation of environmentally-responsible independent power production facilities:

         o        Geothermal
         o        Natural Gas
         o        Other

o        Approximately 3,250 MW net capacity (2,163 MW net owned interest)

o Through Northern Electric, a U.K. regional electricity company, CE provides electric distribution, electric and gas supply, and power marketing to over 1.4 million customers

o        Headquartered in Omaha, Nebraska

o        Market capitalization: $2.5 billion


Operating Profile

[World map with CalEnergy Company, Inc. operating and development sites appears here.]

North America                 Europe                           Asia
-------------                 ------                           ----

California                    United Kingdom                   Philippines
New York                      Poland                           Indonesia
Pennsylvania                  Hungary
Texas
Arizona
Utah
Nevada

CalEnergy's Growth Story


Share Price                                   Assets

[Chart of CalEnergy Company,                  [Chart of CalEnergy Company,
Inc. Share Price from                         Inc. Assets from 1990
January 2, 1990 until                         through 1997 appears here.]
July 29, 1997 appears here.]

CalEnergy's Growth Story


Financial Highlights

[Chart of Revenue, Net Income and Market Capitalization of CalEnergy Company, Inc. in 1990 and 1997 appears here.]

1996 Accomplishments

o        U.S. -- Increased output and improved margins

         o        Geothermal output and production costs optimized

         o        Continued technological innovations

o        Asia -- Commenced operations and continued expansion

         o        Philippines:      191 MW completed ahead of schedule/
                                    under budget

         o        Indonesia:        55 MW under construction; 215 MW
                                    pre-construction

o        Completed accretive strategic acquisitions totaling $1.6 billion

         o        Northern

         o        Falcon Seaboard

         o        EME Imperial Valley

o        Financial -- Strong growth and increased profitability

         o        Revenues up 45%, EBITDA up 42% and Net Income up 48%

         o        62% increase in book equity

         o        117% increase in market capitalization

Strategic Accretive Acquisitions -- A Foundation for Growth

Northern Electric
January 1997
$1.6 Billion

Imperial Valley Partnership Interest
April 1996
$70 Million

Falcon Seaboard
August 1996
$226 Million

Magma Power Company
January 1995
$958 Million

Strategic Vision

Mission: To become a leading global provider of a full range of energy products and services.

Opportunity:


Vast Market Potential               Gas and electric revenues are 5x
                                    telecoms revenues

Deregulation Opportunities          United States (2-3 years)

International Expansion             Broaden and expand operations in
                                    Asia and Europe

CalEnergy's Differentiating Strategy

o        Be Low-Cost Provider of Reliable Service

o        Ensure High Customer Satisfaction

o Utilize Disciplined Financial Analysis and Careful Risk Management to Selectively Filter Opportunities

o        Deliver Products On-Time and Within Budget

o        Require Industry "Best-Practices" for Safety

o        Provide Beneficial Environmental Solutions

o        Expand Skills of Management and Staff

Selection of NYSEG

Strategic fit
     Diversification of distribution customers

Opportunity to Enhance Business
     Competitive focus
     Growing gas business
     Opportunity to lower costs

Enhanced Growth Opportunities
     Platform for expansion into New York and other regional energy markets

NYSEG Service Territory

Demographic
Area:  19,600 square miles
Population:  2.4 million

Customers:    808,000 electric
              238,000 natural gas

Units Distributed:

Electric      21,130 megawatt hours
Gas           61,542 dekatherms

[Map of New York State with NYSEG service territories for electric, natural gas and electric and natural gas labeled appears here.]

[Pie charts indicating the sources of NYSEG revenue appears here.]

CalEnergy/NYSEG Comparison


MWHs Sold By Customer                                        Demographics
---------------------                                        ------------
                           CalEnergy         NYSEG                                             CalEnergy           NYSEG
--------------------------------------------------           -----------------------------------------------------------
Residential                 4,811            5,393           Area (square
Commercial                  3,570            3,430           miles)                           8,972               19,600
Industrial                  6,466            2,992           Population
Other                         475            1,401           (millions)                         3.2                  2.4
                           ------            -----           Number of
   TOTAL                   15,322           13,216           customers
                                                               Electric                   1,456,000              808,000
                                                               Gas                              -0-              238,000


Capacity (MW)                                                Operational Information
-------------                                                -----------------------
                         CalEnergy          NYSEG                                               CalEnergy          NYSEG
--------------------------------------------------           -----------------------------------------------------------
Coal                         -0-            2,236            Number of employees                     4,400         4,114
Hydro                         52               62            Customer density
Nuclear                      -0-              206              (cust/sq. mile)                         167            53
Geothermal                 1,430              -0-            Overhead circuits
Gas                          714              -0-              (miles)                              10,743        16,287
                           -----            -----            Underground circuits
   TOTAL                   2,196            2,504              (miles)                              15,099         3,777


CalEnergy's Offer for NYSEG Shareholders

9.9% Tender Offer

o        $24.50 per share in cash
o        No financing conditions
o        No regulatory approvals
o        Expires August 14th, unless extended


Consensual Merger

o        $27.50 per share in cash
o        Fully underwritten financing commitment
o        Subject to regulatory approvals:
         -      New York PSC
         -      FERC
         -      NRC
         -      Pennsylvania PUC

NYSEG's Response

o        Deny Shareholders/Entrench Management

         o Rejected as "not real" a proposal that they have refused to discuss

         o Agreed to a rate plan that offers no cut to residential customers

         o Ignored a 32% share price cash premium after 5 years of diminishing shareholder value during the biggest bull market in recent history

         o        Pre-funded $52 million in "Golden Parachutes"

         o        Refused to provide NYSEG shareholders list

         o        Commenced "nuisance" lawsuit

Shareholders can send a clear signal to NYSEG's management by tendering their shares to CalEnergy's $24.50 tender offer

NYSEG Response
------------------------------------------------------------------------------
Cost to Shareholders of NYSEG's Recent Actions
------------------------------------------------------------------------------

                                                        ESTIMATED COSTS
                                                     -------------------------
                                                             NYSEG
------------------------------------------------------------------------------
Golden Parachutes                                       $52,000,000
Legal/Litigation                                          4,000,000
P.R./Advertising                                          1,500,000
Printing                                                  1,500,000
Goldman, Sachs (sale)                                     9,000,000
Morgan Stanley (sale)                                     9,000,000
Roadshow                                                     25,000
                                                         ----------
         Combined Total Pretax Cost                     $77,025,000
------------------------------------------------------------------------------

Is this really in the Best Interests of NYSEG Shareholders?

NYSEG's Record of Shareholder Returns

[Chart depicting shareholders returns for CalEnergy, NYSEG and the S&P Utilities Index appears here.]

NYSEG Performance Record

[Chart depicting cumulative shareholder losses from NYSEG non-regulated investments from 1992 through 1996 appears here.]

How CalEnergy Will Operate NYSEG

Focus on Low-cost, High-Quality Service

o CalEnergy has developed a strong reputation for being a low-cost, highly reliable service provider
o We plan to be at the "efficiency frontier" and become a leading competitor for the benefit of our customers

Aggressive Competitor in Supply Business

o We view distribution as a growth opportunity and plan to expand NYSEG's business in this sector
o We have no existing distribution business in New York and plan to compete aggressively as deregulation unfolds

Retention of Jobs

o     Ownership change only
o     Expanded global employment opportunities

New Management Perspectives

o     Innovative management practice
o     Growth orientation
o     Expansion opportunities

         CalEnergy Regulatory Strategy

         o NY PSC Focuses on effects of mergers on rates, service quality and competition

                  o CalEnergy will work with the PSC to provide rate cuts for all classes of NYSEG customers.

                  o Service - CalEnergy experienced in providing high quality distribution service through Northern Electric

                           - CalEnergy, not NYSEG, has experience with managing retail competition

         o        Competition - CalEnergy will divest fossil generation

                           - CalEnergy plans to support, not fight, NY PSC restructuring of electric markets to open them to competition

         CalEnergy Regulatory Strategy

         o CalEnergy acquisition of NYSEG presents no issues of concern to FERC or NRC

         o FERC - We believe the merger will have no affect on competition in wholesale markets, wholesale rates or regulatory effectiveness

         o NRC - CalEnergy is not controlled by foreign interests and because NYSEG will be retained as stand-alone utility, we believe no concerns should be raised about financial responsibility for nuclear operations or decommissioning